Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-112218) pertaining to the Casual Male Retail Group, Inc. 401(k) Salaried Savings Plan of our report dated October 5, 2004, with respect to the statement of net assets available for benefits of the Casual Male Retail Group, Inc. 401(k) Salaried Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

June 24, 2005